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                                                                     Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Navellier Performance Funds and to the use of our report dated February 19, 2007 on the financial statements and financial highlights of Navellier Mid Cap Growth Portfolio, Navellier
Aggressive Micro Cap Portfolio, and Navellier Fundamental 'A' Portfolio, each a series of shares of Navellier Performance Funds. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.






                                                /s/    TAIT, WELLER & BAKER LLP
PHILADELPHIA, PENNSYLVANIA
May 1, 2007